Exhibit 99.1

Yellow Roadway Corporation Bear Stearns Global Transportation Conference May 11, 2004

Making global commerce work by connecting people, places and information Yellow Roadway Corporation Our Company Today

Yellow Roadway Corporation Recognition - Number One In Our Industry Industry Ranking Social Responsibility 1 Innovation 1 Long-Term Investments 1 Use of Corporate Assets 1 Employee Talent 1 Financial Soundness 2 Quality of Services 1 Quality of Management 1 Overall 1

Yellow Roadway Corporation Review of 2003 Financial Performance 2001 2002 2003 Revenue 2.51 2.62 2.93 2001 2002 2003 Operating income 43.6 55.3 117.4 2001 2002 2003 EPS 0.56 1.03 2.27 Revenue ($ billions) Earnings Per Share Operating Income ($ millions) The above charts exclude SCS Transportation in 2001 and 2002, Roadway in 2003, and the impact of property disposals and restructuring costs in all periods presented 2003 earnings were more than double 2002 levels

Yellow Roadway Corporation Solid First Quarter 2004 Performance Pro forma 1Q03 Actual 1Q04 YTR 660 734 REX 710 717 NP 51 56 MIQ 22 46 Strong Momentum at All Business Units Pro forma 1Q03 Actual 1Q04 YTR 19.5 26.4 REX 17.7 15 NP 2.6 5.8 MIQ -0.9 0.6 Consolidated Revenue +7.7% Operating Income +20.3% $1.55 billion $1.44 billion $41.3 million $34.4 million

Yellow Roadway Corporation Market Share LTL Tonnage per Day Includes LTL tonnage per day data from Arkansas Best Freight System, Con-Way, FedEx Freight, Old Dominion, Roadway Express, SCS Transportation, USF and Yellow Transportation

Yellow Roadway Corporation Stock Performance - 1 Year ABFS UPS CNF S&P 500 USFC FDX YELL % 13.1 20.4 21.8 24.1 26.8 26.9 32.3 ABFS = Arkansas Best Corporation; UPS = United Parcel Service; CNF = CNF Inc.; USFC = USF Corp; FDX = FedEx Corporation; YELL = Yellow Roadway Corporation Results measured as of April 23, 2004 Percentage Improvement

Yellow Roadway Corporation Stock Performance - 3 Year S&P 500 CNF UPS USFC ABFS FDX YELL % -6.8 24.1 33 35.5 57.3 76.3 137.7 CNF = CNF Inc.; UPS = United Parcel Service; USFC = USF Corp; ABFS - Arkansas Best Corporation; FDX = FedEx Corporation; YELL = Yellow Roadway Corporation Results measured as of April 23, 2004 Percentage Improvement

Yellow Roadway Corporation Average Daily Trading Volumes Significant Increase in Liquidity of Stock

Yellow Roadway Corporation 2004 Guidance Full year 2004 Consolidated revenue $6.5 billion Earnings per share $3.00 (+/- 5%) Capital expenditures $200 million 2nd quarter 2004 Earnings per share $.70 - $.75 Cost synergies $40 - $50 million during 2004 $80 - $100 million run rate by year end 2004 Expect Roadway acquisition to be accretive by 2nd quarter 2004

Convertible notes Senior notes Term loan Other Debt 400 248 150 30 Yellow Roadway Corporation Capitalization 12/31/2003 3/31/2004 Est. 12/31/04 Debt to cap 0.47 0.44 0.4 Debt to capital ratio Debt Composition at 3/31/04 Debt Reduction of $80 - $100 Million in 2004

Yellow Roadway Corporation Summary Well positioned for a strong 2004 All business units are performing well Sizeable cost synergies are available Economic conditions are favorable Continued growth in premium services Meridian IQ gaining scale and traction